------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0104
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

       INITIAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print or type responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Sisisky,                         Richard                        L.
--------------------------------------------------------------------------------
   (Last)                           (First)                     (Middle)

                       6676 Epping Forest Way North
--------------------------------------------------------------------------------
                                    (Street)

  Jacksonville,                     FL                         32217
--------------------------------------------------------------------------------
   (City)                           (State)                      (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     03/24/03
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol


     Stein Mart, Inc.   SMRT
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
                (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [X]  Other (specify below)

                      Director Nominee
                      ------------------------------------
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)



________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                2.            3.
                                Amount        Ownership     4.
                                of            Form:         Nature of
                                Securities    Direct        Indirect
1.                              Beneficially  (D) or        Beneficial
Title of Security               Owned         Indirect      Ownership
(Instr. 4)                      (Instr. 4)    (I)(Instr.5)  (Instr. 5)
--------------------------------------------------------------------------------

Common Stock $0.01 Par Value    6,000         D
--------------------------------------------------------------------------------
Common Stock $0.01 Par Value      200         I             Custodian for
                                                            Blair R. Sisisky
--------------------------------------------------------------------------------
Common Stock $0.01 Par Value      100         I             Custodian for
                                                            Kendall Sisisky
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

================================================================================

*  If the Form is filed by more than one Reporting Person, see Instruction
   5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                         (Over)
                                                                 SEC 1473 (7-02)

Table II -- Derivative Securities Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

================================================================================




                                                                                        5.
                                                                                        Owner-
                    2.                                                                  ship
                    Date Exer-                                                          Form of
                    cisable and          3.                                4.           Deriv-
                    Expiration           Title and Amount of Securities    Conver-      ative        6.
                    Date                 Underlying Derivative             sion or      Security:    Nature
1.                  (Month/Day/Year)     Security (Instr. 4)               Exercise     Direct       of
Title of            ----------------     --------------------------------  Price of     (D) or       Indirect
Derivative          Date      Expira-                           Amount or  Deri-        Indirect     Beneficial
Security            Exer-     tion              Title           Number     vative       (I)          Ownership
(Instr. 4)          cisable   Date                              of Shares  Security     (Instr. 5)   (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================


Explanation of Responses:



       /s/ Richard R. Sisisky                             March 28, 2003
---------------------------------------------            -----------------------
** Signature of Reporting Person                                Date
      ______________________


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                          Page 2